Exhibit 99.1

For Immediate Release

UNILENS VISION REPORTS THIRD QUARTER OPERATING RESULTS

SALES, ROYALTY INCOME INCREASE FROM PRIOR-YEAR LEVELS

LARGO, Florida (May 14, 2015) – Unilens Vision Inc. (OTCQX: UVIC), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported operating results for the third quarter and first nine months of FY2015.

Third Quarter Highlights

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Product sales for the quarter ended March 31, 2015 (Q3 of FY2015) increased 5.4% to $1,622,422, compared with $1,539,250 in the third quarter of the previous fiscal year, due primarily to a 9.1% increase in C-Vue custom soft lens sales and a 4.7% increase in C-Vue disposable lens sales.

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Royalty income increased, for the sixth consecutive quarter relative to prior-year periods, to $591,615 in the third quarter of FY2015.  This represented a 2.2% increase when compared with royalty income of $579,142 in the corresponding period of FY2014.

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Total revenue increased 4.5% to $2,214,037 in the most recent quarter, compared with $2,118,392 in the three months ended March 31, 2014.

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Gross profit margin improved to 38.8% of product sales in the third quarter of FY2015, compared with 37.4% a year earlier.

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Operating expenses increased 11.6% in the quarter ended March 31, 2015, primarily due to higher sales and marketing expenses associated with the continued transition to an outside sales-based organization, along with increases and timing differences in administrative expenses.

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Interest expense declined 7.0% when compared with the third quarter of FY2014, as the Company continued to lower the level of debt outstanding as a result of borrowings incurred to repurchase shares from its previously largest outside investor in October 2013.

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Operating income decreased 4.0% to $418,393, compared with $436,026 in the prior-year quarter.

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Net income declined 4.3% to $245,549 in the third quarter of FY2015, versus $256,696 in the third quarter of FY2014.

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Diluted earnings per share totaled $0.14, compared with $0.15 in the year-earlier quarter, on 1.7% more average shares outstanding.  The increase in average shares reflects the effect of dilutive stock options.

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The Company paid its 34th consecutive quarterly cash dividend in In February 2015, in the amount of $0.045 per share, and will pay its 35th consecutive cash dividend at the same rate on May 22, 2015.

Management Comments

“During the three months ended March 31, 2015, product sales increased for the eighth consecutive quarter, and royalty income rose for the sixth consecutive quarter, when compared with the prior-year periods,” stated Michael Pecora, Chief Executive Officer of Unilens Vision Inc. “For the first nine months of Fiscal 2015, net income increased 12.9%, while third quarter net income declined slightly due to increased selling costs as we continue to transition from a telesales organization to a primarily outside-based sales organization.  This new sales structure will support the continued growth of our existing C-Vue brands and facilitate the launch of new C-Vue branded silicone hydrogel products over the next twelve months.”

“Sales in our disposable lens category increased 5.5% in the first nine months of the fiscal year, led by an 8% increase in our multifocal lens lines, primarily reflecting the success of our C-Vue ADDvantage™ Multifocal for Presbyopia.  We are also pleased to report that sales of our custom soft lenses increased by 12.1% in the nine months ended March 31, 2015, primarily due to increased demand for our C-Vue Advanced® HydraVUE™ line of silicone hydrogel custom contact lenses for monthly replacement.”

“Royalty income from Bausch + Lomb (B+L) increased 14.5% in the nine months ended March 31, 2015, which we attribute primarily to B+L’s October 2013 launch of its PureVision2® Multi-Focal for Presbyopia.  During March 2015, B+L announced the availability of expanded power ranges and the upcoming addition of a High-Add Multifocal power to its Biotrue® ONEday for Presbyopia product line, which features our licensed next-generation multifocal design.  We are optimistic that the full line extension of the Biotrue ONEday for Presbyobia will be an important driver for our future royalty income.”

“Bausch + Lomb currently sells the Soflens Multi-Focal, the PureVision Multi-Focal, the PureVision 2 Multifocal for Presbyopia, and the Biotrue ONEday for Presbyopia under our license agreement,” added Pecora.  “We believe that our relationship with B+L, combined with growing demand for our new silicon hydrogel disposable lenses and planned expansion in our C-Vue product lines, will continue to drive our revenue and earnings going forward.  Overall demand for specialty contact lenses should benefit from the aging of the U.S. population, because after the age of 40, most people eventually require optical solutions that successfully address the challenges of presbyopia.  We believe that sales of our specialty disposable and custom contact lenses, along with royalty income, will grow over time due to these market demographics and the benefits of our patented multifocal technology.”

Third Quarter Results

For the third quarter of FY2015, total revenue including royalty income increased 4.5% to $2,214,037, compared with total revenue of $2,118,392 in the third quarter of FY2014.  Total product sales increased 5.4% to $1,622,422 in the most recent quarter, versus $1,539,250 in the corresponding period of the previous fiscal year.  Sales in the disposable lens category increased 4.7%, while sales in the custom lens category increased 9.1% from prior-year levels.  Sales of gas permeable lenses increased slightly, while sales in the “replacement and other” lens category declined, as anticipated.

Royalty income from Bausch + Lomb increased 2.2% to $591,615 in the quarter ended March 31, 2015, compared with $579,142 in the prior-year quarter.  This represented the sixth consecutive year-over-year increase in quarterly royalty income.

Gross profit margins improved to 38.8% of product sales in the third quarter of FY2015, versus 37.4% in the third quarter of FY2014.  The improvement in gross margin was due to manufacturing improvements implemented over a year ago, product mix, and price changes.

Operating expenses increased 11.6% to $802,087 in the most recent quarter, compared with $718,628 in the year-earlier period.  As a percentage of product sales, operating expenses increased to 49.4% in the third quarter of FY2015, versus 46.7% in the third quarter of FY2014.  Sales and marketing expenses increased $58,099, primarily due to the realignment of the Company’s sales organization from inside telesales to primarily an outside sales-based organization, as well as from higher trade show and travel expenses supporting the launch of the C-Vue ADDvantage™ Multifocal. Administrative expenses rose $24,480, relative to the prior-year quarter, primarily due to the payment of certain tax accounting fees in the third quarter of this year versus the second quarter last year. Research and development costs increased slightly.

Operating income declined 4.0% to $418,393 (18.9% of total revenue) in the third quarter of FY2015, compared with $436,026 (20.6% of total revenue) in the third quarter of FY2014.

Net non-operating expenses decreased 8.2% to $48,828, versus $53,205 a year earlier, primarily due to lower outstanding balances on the debt incurred to repurchase common stock from the Company’s previously largest shareholder in October 2013.

Pretax income declined 3.5% to $369,565 in the three months ended March 31, 2015, compared with $382,821 in the corresponding period of the previous fiscal year.  The Company reported a 4.3% decrease in net income, which totaled $245,549 in the third quarter of FY2015, versus $256,696 in the prior-year period.  Diluted earnings per share totaled $0.14 in the three months ended March 31, 2015, compared with $0.15 in the three months ended March 31, 2014.  The weighted average number of diluted shares outstanding increased 1.7% to 1,799,374 in the most recent quarter, versus 1,768,535 in the prior-year quarter, due to the impact of a higher UVIC stock price upon dilution from stock options.

Nine-Month Results

For the first nine months of FY2015, total revenue including royalty income increased 8.2% to $6,703,170, compared with total revenue of $6,193,913 in the nine months ended March 31, 2014.  Total product sales increased 5.9% to $4,818,927, versus $4,548,497 in the first nine months of FY2014.  Sales in the disposable lens category increased 5.5%, while sales in the custom lens category increased 12.1% from prior-year levels.  Sales of gas permeable lenses decreased slightly, while replacement and “other” lens categories declined, as expected.

Royalty income from Bausch + Lomb increased 14.5% to $1,884,243 in the nine months ended March 31, 2015, compared with $1,645,416 in the prior-year period.

Gross profit margins improved to 38.5% of product sales in the first nine months of FY2015, versus 37.3% in the first nine months of FY2014.

Operating expenses increased 11.5% to $2,450,488, compared with $2,198,007 in the corresponding period of the previous fiscal year.  As a percentage of product sales, operating expenses increased to 50.9% in the first nine months of FY2015, versus 48.3% in the year-earlier period.

Operating income improved 12.9% to $1,289,169 (19.2% of total revenue) in the first nine months of FY2015, compared with $1,142,301 (18.4% of total revenue) in the first nine months of FY2014.

Net non-operating expenses increased 11.4% to $146,202, versus $131,223 a year earlier, primarily due to a full nine months in FY2015 of additional bank borrowings incurred to repurchase common stock from the Company’s previously largest shareholder in October 2013.

Pretax income increased 13.0% to $1,142,967 in the nine months ended March 31, 2015, compared with $1,011,078 in the nine months ended March 31, 2014  The Company reported a 12.9% increase in net income, which totaled $765,910 in the first nine months of FY2015, versus $678,676 in the prior-year period.  Diluted earnings per share increased 26.5% to $0.43 in the first nine months of FY2015, compared with $0.34 in the first nine months of FY2014.  The weighted average number of diluted shares outstanding decreased 9.0% to 1,795,102 in the most recent nine-month period, versus 1,973,441 a year earlier. The decline in weighted average shares outstanding reflects the October 2013 repurchase of 26% of the Company’s total common shares outstanding (618,522 shares) from Unilens’ previously largest shareholder at a price of $4.97 per share.

Cash Dividends

The Company declared its 35th consecutive quarterly cash dividend on May 1, 2015, payable May 22, 2015 to shareholders of record May 12, 2015. The annualized cash dividend payout of $0.18 per share provides shareholders a current yield of 2.0% based upon a common stock price of $9.00 per share at the close of stock market trading on May 13, 2015.

The amount and frequency of future dividends will depend upon earnings, cash flow, and other aspects of the Company’s business as determined and declared by the Board of Directors.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly-owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly-owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue® brand directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTCQX under the symbol “UVIC”.

Forward-Looking Statements

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc., at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

UNILENS VISION INC.

THIRD QUARTER - FISCAL 2015

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(All figures in U.S. Dollars)

RESULTS OF OPERATIONS
	Three Months Ended		Nine Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Revenues:
Sales	$1,622,422	$1,539,250	$4,818,927	$4,548,497
Royalty income	591,615	579,142	1,884,243	1,645,416
Total revenues	2,214,037	2,118,392	6,703,170	6,193,913
Operating costs and expenses:
Cost of sales	993,557	963,738	2,963,513	2,853,605
Expenses	802,087	718,628	2,450,488	2,198,007
Total operating costs and expenses	1,795,644	1,682,366	5,414,001	5,051,612
Operating income	418,393	436,026	1,289,169	1,142,301
Other non-operating items:
Other income	3,569	3,166	13,399	9,937
Interest expense	(52,397)	(56,371)	(159,601)	(141,160)
Total other non-operating items	(48,828)	(53,205)	(146,202)	(131,223)
Income before income tax expense	369,565	382,821	1,142,967	1,011,078
Income tax expense	124,016	126,125	377,057	332,402
Net income for the period	$245,549	$256,696	$765,910	$678,676
Net income per common share:
Basic	$0.14	$0.15	$0.44	$0.34
Fully Diluted	$0.14	$0.15	$0.43	$0.34
Weighted average shares outstanding:
Basic	1,752,610	1,750,832	1,751,416	1,967,540
Fully Diluted	1,799,374	1,768,535	1,795,102	1,973,441
CASH FLOWS
Provided (used) by:
Operating activities			$886,639	$831,498
Investing activities			(368,225)	(82,802)
Financing activities			(497,529)	(774,421)
Increase (decrease) in cash			$20,885	$(25,725)
BALANCE SHEET
		June 30, 2014	March 31, 2015	March 31, 2014
Cash and cash equivalents		$98,790	$119,675	$114,457
Total assets		3,855,906	4,085,512	3,982,769
Current liabilities		2,073,608	2,083,319	2,224,192
Total liabilities		6,883,009	6,558,918	7,208,721
Stockholders’ deficit		$(3,027,103)	$(2,473,406)	$(3,225,952)

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